Exhibit 99.1

Press Contact:	Katryn McGaughey
508-293-7717
katryn.mcgaughey@emc.com

EMC Reports Second-Quarter 2016 Financial Results

Second-Quarter 2016 Summary:

•	Consolidated revenue of $6 billion

•	GAAP and non-GAAP EPS up 16% and 5% year over year, respectively

•	Operating cash flow of $1.6 billion and free cash flow of $1.34 billion, up 56% and 108% year over year, respectively

HOPKINTON, Mass. - July 18, 2016 - EMC Corporation today reported second-quarter 2016 financial results. Second-quarter consolidated revenue was $6 billion. GAAP earnings per weighted average diluted share was $0.29 in the second quarter, up 16% year over year. Non-GAAP1 earnings per weighted average diluted share in the second quarter was $0.45, up 5% year over year.

EMC generated $1.6 billion in operating cash flow and $1.34 billion in free cash flow2 in the second quarter, and ended the quarter with $16.1 billion in cash and investments.

Joe Tucci, EMC Chairman and CEO, said, “We had a strong second quarter and are well positioned as we look forward to combining with Dell to establish the world’s largest privately-controlled, integrated technology company. We expect the transaction to happen under the original terms and within the originally announced timeframe, following the result of tomorrow’s Special Meeting of Shareholders, regulatory approval from China and completion of customary closing conditions.”

Denis Cashman, EMC CFO, said, “We executed well in the second quarter, and are pleased with our free cash flow performance, which was up 108% year over year. GAAP and non-GAAP revenue in the second quarter was flat and down 1% year over year, respectively. We once again experienced a higher-than-expected build in unshipped storage product orders due to the timing of bookings within the quarter. Adjusting for an approximately $130 million increase in unshipped orders compared to the year ago quarter, EMC’s consolidated non-GAAP revenue in the second quarter grew 1% year over year.”

David Goulden, CEO of EMC Information Infrastructure, said, “Many of the products announced early in the year, including our newer technologies, are making great traction as customers advance their IT and digital business transformation initiatives, contributing to a strong second quarter. Most notably, our expanded all-flash storage portfolio, converged and hyper-converged portfolio, as well as our enterprise hybrid cloud and Virtustream cloud solutions performed very well. We also announced a number of major product announcements in the second quarter at EMC World. Initial customer response has been tremendous. Turning toward our coming together with Dell, I’m incredibly excited about the impact we will make for customers as we continue to invest and innovate in support of their most strategic IT-led initiatives.”
Second-Quarter Highlights

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Within the EMC Information Infrastructure business, demand[3] for the expanded, market-leading all-flash array portfolio grew at 100% year over year and was at an annual run rate[3] of well over $2 billion in the second quarter. In the second quarter, demand[3] for Virtustream Enterprise Cloud services grew triple digits year over year. Demand[3] in the second quarter for EMC's market-leading Converged Infrastructure portfolio grew 40% year over year, and customer adoption of hyper-converged products was very strong in the second quarter. Demand[3] for the Enterprise Hybrid Cloud Solution in the first-half of 2016 grew 178% year over year.

VMware second-quarter revenue within EMC was $1.68 billion, up 11% (GAAP) and 6% (non-GAAP) year over year.

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Pivotal second-quarter revenue was up 49% year over year. Pivotal continues to have success with its cloud and big data subscription software, with annual recurring revenue[4] up triple digits year over year in the second quarter.

EMC released its financial results today to closely align with the timing of VMware’s published results. Due to the pending EMC merger with Dell, EMC will not hold a corresponding conference call for investors. Detailed financial information on the quarter will be available within the company’s regularly scheduled 10-Q filing with the SEC.

Resources

•	For more information about Dell and EMC combining visit http://www.emc.com/futureready

•	Visit the VMware Investor Relations website for more detail on its second-quarter results

•
The Special Meeting of Shareholders to approve the merger agreement among Denali Holding Inc., Dell Inc., Universal Acquisition Co., and EMC will take place at 10:00 a.m. Eastern Time on July 19, 2016. Visit the EMC Investor Relations website to join the webcast

About EMC
EMC Corporation (NYSE:EMC) is a global leader in enabling businesses and service providers to transform their operations and deliver IT as a service. Fundamental to this transformation is cloud computing. Through innovative products and services, EMC accelerates the journey to cloud computing, helping IT departments to store, manage, protect and analyze their most valuable asset - information - in a more agile, trusted and cost-efficient way. Additional information about EMC can be found at www.EMC.com.

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1 Items excluded from the non-GAAP results for the second quarters of 2016 and 2015 are amounts relating to stock-based compensation expense, intangible asset amortization, restructuring charges, acquisition and other related charges, a fair value adjustment on asset held for sale, a VMware GSA settlement charge, merger-related costs and joint venture impairment. A benefit of the U.S. research and development (“R&D”) tax credit for the second quarter of 2015 was included in the non-GAAP results for the second quarter of 2015 as if the credit had been enacted. See attached schedules for GAAP to non-GAAP reconciliations.

2 Free cash flow is a non-GAAP financial measure which is defined as net cash provided by operating activities, less additions to property, plant and equipment and capitalized software development costs. See attached schedules for a reconciliation of net cash provided by operating activities to free cash flow for the three months ended June 30, 2016 and 2015.

3Demand is a calculation of orders received for the sale of products and services.  Demand run rate is an annualized calculation of demand.

4Annual Recurring Revenue (“ARR”) is an operational performance metric used to assess the health and trajectory of our Pivotal segment.  We calculate ARR as the value of contracted recurring revenue of term subscriptions which includes both current subscriptions and contracted subscriptions with a future start date, adjusted by the actual churn in the period.  ARR should be viewed independently of revenue and any other GAAP measure.

EMC is a registered trademark of EMC Corporation in the United States and/or other countries.  All other trademarks used are the property of their respective owners.

Important Legal Information
Disclosure Regarding Forward Looking Statements
This communication contains forward-looking information about EMC Corporation and the proposed transaction that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) the failure to obtain the approval of EMC Corporation shareholders in connection with the proposed transaction; (ii) the failure to consummate or delay in consummating the proposed transaction for other reasons; (iii) the risk that a condition to closing of the proposed transaction may not be satisfied or that required financing for the proposed transaction may not be available or may be delayed; (iv) the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained, or is obtained subject to conditions that are not anticipated; (v) risk as to the trading price of Class V Common Stock to be issued by Denali Holding Inc. in the proposed transaction relative to the trading price of shares of VMware, Inc.’s common stock; (vi) the effect of the proposed transaction on VMware’s business and operating results and impact on the trading price of shares of Class V Common Stock of Denali Holding Inc. and shares of VMware common stock; (vii) the diversion of management time on transaction-related issues; (viii) adverse changes in general economic or market conditions; (ix) delays or reductions in information technology spending; (x) the relative and varying rates of product price and component cost declines and the volume and mixture of product and services revenues; (xi) competitive factors, including but not limited to pricing pressures and new product introductions; (xii) component and product quality and availability; (xiii) fluctuations in VMware’s operating results and risks associated with trading of VMware common stock; (xiv) the transition to new products, the uncertainty of customer acceptance of new product offerings and rapid technological and market change; (xv) the ability to attract and retain highly qualified employees; (xvi) insufficient, excess or obsolete inventory; (xvii) fluctuating currency exchange rates; (xviii) threats and other disruptions to our secure data centers or networks; (xix) our ability to protect our proprietary technology; (xx) war or acts of terrorism; and (xxi) other one-time events and other important factors disclosed previously and from time to time in EMC Corporation’s filings with the U.S. Securities and Exchange Commission (the “SEC”). Except to the extent otherwise required by federal securities law, EMC Corporation disclaims any obligation to update any such forward-looking statements after the date of this communication.

Use of Non-GAAP Financial Measures

This release, the accompanying schedules and the additional content that is available on EMC's website contain non-GAAP financial measures. These non-GAAP financial measures, which are used as measures of EMC's performance or liquidity, should be considered in addition to, not as a substitute for, measures of EMC's financial performance or liquidity prepared in accordance with GAAP. EMC's non-GAAP financial measures may be defined differently from time to time and may be defined differently than similar terms used by other companies, and accordingly, care should be exercised in understanding how EMC defines its non-GAAP financial measures in this release.

Where specified in the accompanying schedules for various periods entitled "Reconciliation of GAAP to Non-GAAP," (a) certain items noted on each such specific schedule (including, where noted, amounts relating to stock-based compensation expense, intangible asset amortization, restructuring charges, acquisition and other related charges, a fair value adjustment on asset held for sale, a VMware GSA settlement charge, merger-related costs and joint venture impairment) are excluded from the non-GAAP financial measures and (b) a benefit for the R&D tax credit for the second quarter of 2015 is included in the non-GAAP financial measures for the second quarter of 2015.

EMC’s management uses the non-GAAP financial measures in the accompanying schedules to gain an understanding of EMC's comparative operating performance (when comparing such results with previous periods or forecasts) and future prospects and includes the benefit of the R&D tax credit in, and excludes the above-listed items from, its internal financial statements for purposes of its internal budgets and each reporting segment’s financial goals. These non-GAAP financial measures are used by EMC's management in their financial and operating decision-making because management believes they reflect EMC's ongoing business in a manner that allows meaningful period-to-period comparisons. EMC's management believes that these non-GAAP financial measures provide useful information to investors and others (a) in understanding and evaluating EMC's current operating performance and future prospects in the same manner as management does, if they so choose, and (b) in comparing in a consistent manner the Company's current financial results with the Company's past financial results.

This release also includes disclosures regarding free cash flow which is a non-GAAP financial measure. Free cash flow is defined as net cash provided by operating activities less additions to property, plant and equipment and capitalized software development costs. EMC uses free cash flow, among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures and capitalized software development costs. Management believes that information regarding free cash flow provides investors with an important perspective on the cash available to make strategic acquisitions and investments, repurchase shares, pay dividends, service debt and fund ongoing operations. As free cash flow is not a measure of liquidity calculated in accordance with GAAP, free cash flow should be considered in addition to, but not as a substitute for, the analysis provided in the statement of cash flows.

All of the foregoing non-GAAP financial measures have limitations. Specifically, the non-GAAP financial measures that exclude the items noted above do not include all items of income and expense that affect EMC's operations. Further, these non-GAAP financial measures are not prepared in accordance with GAAP, may not be comparable to non-GAAP financial measures used by other companies and do not reflect any benefit that such items may confer on EMC. Management compensates for these limitations by also considering EMC's financial results as determined in accordance with GAAP.

Reconciliation of GAAP to Non-GAAP*
(in millions, except per share amounts)
(unaudited)

	Three Months Ended
		Diluted		Diluted
	June 30,	Earnings	June 30,	Earnings
	2016	Per Share	2015	Per Share
Net Income Attributable to EMC - GAAP	$581	$0.294	$487	$0.249
Stock-based compensation expense	211	0.107	181	0.094
Intangible asset amortization	59	0.030	66	0.034
Restructuring charges	(2)	(0.001)	16	0.008
Acquisition and other related charges	6	0.003	29	0.015
R&D tax credit	—	—	12	0.006
Fair value adjustment on asset held for sale	—	—	12	0.006
VMware GSA settlement	—	—	42	0.021
Merger-related costs	9	0.005	—	—
Joint venture impairment	24	0.012	—	—
Net Income Attributable to EMC - Non-GAAP	$888	$0.450	$845	$0.433

Weighted average shares, diluted		1,973		1,947
Incremental VMware dilution		$1		$1

*	Net of tax and non-controlling interests, except weighted average shares, diluted.

	Three Months Ended
	June 30,	June 30,
	2016	2015
Cash Flow from Operations	$1,608	$1,033
Capital expenditures	(111)	(252)
Capitalized software development costs	(153)	(134)
Free Cash Flow	$1,344	$647

	Three Months Ended
	June 30,	June 30,
	2016	2015
EMC Consolidated Revenue - GAAP	$6,017	$5,997
VMware GSA settlement	—	76
EMC Consolidated Revenue - Non-GAAP	$6,017	$6,073

	Three Months Ended
	June 30,	June 30,
	2016	2015
VMware Standalone Revenue - GAAP	$1,693	$1,521
GAAP Adjustments and Eliminations	(15)	(9)
VMware within EMC Revenue - GAAP	1,678	1,512
VMware GSA settlement	—	76
VMware within EMC Revenue - Non-GAAP	$1,678	$1,588